Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 8, 2016, with respect to the balance sheets of Edge Therapeutics, Inc. as of December 31, 2015 and 2014, and the related statements of operations and comprehensive loss, convertible preferred stock and change in stockholders’ equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP,

Short Hills, NJ

October 21, 2016